EXHIBIT 3.15
                           ARTICLES OF INCORPORATION

                                      OF

                           SAN FELIPE ENERGY COMPANY



                                       I

The name of the corporation is San Felipe Energy Company.


                                      II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than a banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III

The name and address in the State of California of the corporation's initial agent for service of process are:


                                Alan M. Fenning
                     18872 MacArthur Boulevard, Suite 400
                         Irvine, California 92715-1448


                                      IV

This corporation is authorized to issue only class of shares, which shall be designated "common" shares. The total authorized number of such shares authorized to be issued is ten thousand (10,000) shares.


Dated: August 8, 1988.


                                              /s/ Douglas B. Whiting
                                              -------------------------------
                                              Douglas B. Whiting